News Release

For Immediate Release:

January 10, 2008

Watkins, MN; Vancouver, BC January 10, 2008 - International Barrier Technology Inc. (the “Company”) (IBTGF: OTCBB; IBH: TSXV) announces that, it has granted stock options to directors, officers and employees of the Company, in the amount of 740,000 common shares in the capital stock of the Company, at a price of US$0.45 per share, exercisable up to and including January 10, 2010.

The Company provides management incentive stock options for executive and non executive officers and employees as part of the Company’s overall compensation package for each employee.  The Board acknowledges and appreciates the Company’s employees’ individual and collective commitment to and belief in the Company, its operations, plans and future prospects that acceptance of options priced as the options announced hereby represent.

About International Barrier Technology Inc.

International Barrier Technology Inc. (OTCBB: IBTGF; TSXV:IBH) develops, manufactures, and markets proprietary fire resistant building materials branded as Blazeguard®. Barrier's award-winning Blazeguard® wood panels use a patented, non-toxic, non-combustible coating with an extraordinary capability: it releases water in the heat of fire. The panels exceed "model" building code requirements in every targeted fire test and application, and are unique in combining properties that increase panel strength and minimize environmental and human impact. Blazeguard® provides Barrier's customers a premium material choice meeting an increasingly challenging combination of requirements in residential and commercial building construction. Blazeguard® customers already include many of the top multifamily homebuilders, and commercial modular building manufacturers in the United States. www.intlbarrier.com

INTERNATIONAL BARRIER TECHNOLOGY INC.

 “David J. Corcoran”

Per:

David J. Corcoran

CFO, Director

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THE CONTENT OF THIS PRESS RELEASE.

For more information please visit: www.intlbarrier.com or www.investorideas.com

Forward-Looking Information: The statements in this news release contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks, assumptions and uncertainties, including but not limited to the ability to generate and secure product sales. In each case actual results may differ materially from such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or modified) will not be realized.

Contact:

International Barrier Technology Inc.

Melissa McElwee, 866-735-3519

320-764-5797

ir@intlbarrier.com

Source: International Barrier Technology

International Barrier Technology Inc.

510 4th St N • P.O. Box 379 • Watkins, MN  55389  USA

Tel: 866-735-3519  •  Email: mmcelwee@intlbarrier.com